Exhibit 10.6

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

TIDS SETTLEMENT AND RELEASE AGREEMENT (“Agreement”) is made as of May 10, 2017 (the “Settlement Date”), by and between Douglas C. Anderson (“Anderson”) and Diego Pellicer Worldwide, Inc., a Delaware corporation (“DPWW’’ or “Respondent”) (collectively, the “Parties”).

I. RECITALS

WHEREAS, on or around March 10, 2017, Anderson, through his counsel, filed a Demand for Arbitration against Respondent with the American Arbitration Association (“AAA”), under case number 01-17-0001-5429 (the “Action”);

WHEREAS, each Party understands that by executing this Agreement, neither it nor the other Party acknowledges or admits to any liability, culpability or responsibility for any acts or omissions concerning the claims herein. This Agreement is entered into solely for the purposes of avoiding and terminating all further arbitration or litigation concerning any claims either Party may have against the other. It is in in no way to be construed as, and does not constitute, an admission of liability or responsibility by any party hereto;

WHEREAS, the Parties desire to enter into this Agreement to conclude the disputes between them in the Action and all matters that were asserted or that could have been asserted by Anderson in the Action, or any other claims by Anderson against Respondent, arising on or prior to the date of this Agreement;

NOW, THEREFORE, in consideration of the covenants, conditions and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

II. AGREEMENT

1. Recitals. The foregoing Recitals are incorporated herein, and made a part of this Agreement.

2. Consideration.

a. Respondent will pay or cause to be paid to Anderson the sum of $125,000.00 (“Settlement Payment”), of which $50,000 will be paid by May 10, 2017 and $75,000 shall be paid six (6) months later (on or before Nov. 10, 2017). Both payments shall be paid by wire transfer to counsel for Anderson as follows: “Harrigan Leyh Farmer & Thomsen f/b/o Douglas Anderson.” Counsel for Anderson shall provide wiring instructions to Respondent upon execution of the Agreement.

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b. Respondent shall issue Anderson 1,000,000 shares of DPWW stock upon execution of the Agreement. Upon Anderson’s receipt of DPWW shares as referenced herein, Anderson shall own approximately 7.875% of DPWW’s outstanding stock. DPWW agrees that, should DPWW issue additional shares unrelated to an existing agreement, or without compensation, to the current Directors or Officers of DPWW, such that Anderson’s beneficial ownership interest in DPVfW falls below 7.75% at any time before December 2018, Anderson shall be granted additional shares of DPWW to ensure his equity interest in DPWW is at least 7.75% of the Company. This provision shall be similar to the maintenance rights that other executives of DPWW have received pursuant to their respective employment agreements. Any re-allocation of shares to Anderson would occur at the same time as the executives of DPWW. Notwithstanding the foregoing, this provision shall not provide for a rebalancing of Anderson’s shares/ownership interest in DPWW for shares issued by DPWW for financing, mergers and acquisitions, loans to third parties, and more importantly, upon any public offering(s) in excess ofUS$20,000,000.

c. DPWW agrees that Anderson’s shares ofDPWW shall receive any other special rights afforded to the current officers and directors, from execution of the Agreement until September 16, 2019.

d. DPWW agrees that any funding opportunity presented to a new or current investor shall also be made available to those investors who invested in DPWW prior to 2017, and that any such opportunity shall remain open for a reasonable period, but shall not remain open any longer than would impair the viability of the offer. Anderson agrees that he will, within ten (10) business days of execution of this Agreement, provide an accurate contact list of any such investors and other necessary information to DPWW. Anderson agrees that DPWW shall have no obligation to any investor left off the list by Anderson.

e. Upon the Parties’ execution of this Agreement, Anderson shall immediately resign as a board member, officer, and/or employee of DPWW. Anderson further agrees to execute any reasonable and necessary documents required to accomplish this termination of Anderson’s status with DPWW.

f. To secure the Settlement Payment (described in subsection (a) of this Paragraph 2), the Company shall execute and deliver to Anderson a Confession of Judgment in the amount of One Hundred Twenty Five Thousand dollars ($125,000), bearing interest at the statutory rate of twelve percent per annum (12%) from the Settlement Date; however, if the Payment is made timely and in full, the Confession of Judgment shall not be presented to any Court and Anderson will waive and discharge the Company from all interest. Such Confession shall further contain a provision for the recovery of all costs, expenses, and attorneys’ fees incurred (whether a lawsuit is instituted or not). A true and correct copy of the executed Confession of Judgment is attached hereto as Attachment A.

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3. Treatment of Payment. Respondent in no way represents or warrants the income tax treatment or consequences of the Settlement Terms (including any payment to Anderson) and is in no way responsible for the division of the Settlement Terms (including any payment to Anderson) between Anderson and his counsel.

4. Dismissal with Prejudice by Anderson. Within three (3) business days of the later of the execution of this Agreement or the receipt by Anderson of the first payment contemplated under Paragraph 2(a) of this Agreement, Anderson shall file with AAA a formal Dismissal with Prejudice as to Respondent concerning all claims asserted by Anderson in the Action.

5. Release.

a. By execution of this Agreement and for the good and valuable consideration described herein, and subject only to the exceptions set forth in Subsection (c) of this Paragraph 5, below, Anderson and his past or present affiliates, businesses, related entities, agents, employees, attorneys, accountants, auditors, advisors, contractors, representatives, trustees, spouses, marital communities, heirs, insurers, executors, administrators, partners, personal representatives, predecessors, successors, transferees and/or assigns, hereby unconditionally, irrevocably, fully and forever releases and discharges DPWW from any and all actions, claims, causes of action, lawsuits, liabilities, contracts, controversies, agreements, damages, attorneys’ fees, expenses and obligations of any nature whatsoever, including but not limited to any and all causes of action-known or unknown-that Anderson has or may have. Anderson will not pursue or institute any action, claim or proceeding at law or equity, or otherwise directly or indirectly pursue any action, claim or proceeding against DPWW, or their respective affiliates, related entities, agents, employees, officers, directors, stockholders, attorneys, accountants, contractors, representatives, trustees, heirs, insurers, executors, administrators, underwriters, partners, personal representatives, predecessors, successors, transferees and/or assigns with respect to the Action or the facts or allegations underlying the Action as described in this Agreement.

b. By execution of this Agreement, and for good and valuable consideration which each acknowledges and accepts, DPWW and its respective past or present affiliates, subsidiaries, related entities, agents, employees, officers, directors, stockholders, attorneys, accountants, auditors, advisors, contractors, representatives, trustees, spouses, immediate family members, marital communities, heirs, insurers, executors, administrators, underwriters, partners, personal representatives, predecessors, successors, transferees and/or assigns, hereby unconditionally, irrevocably, fully and forever release and discharge Anderson from any and all actions, claims, causes of action, lawsuits, liabilities, contracts, controversies, agreements, damages, attorneys’ fees, expenses and obligations of any nature whatsoever, including but not limited to any and all causes of action-known or unknown-that DPWW has or may have. DPWW agrees not to pursue or institute any action, claim or proceeding at law or equity, or otherwise directly or indirectly pursue any action, claim or proceeding against Anderson, his agents, attorneys, representatives, heirs, executors, administrators, personal representatives, successors, transferees and/or assigns with respect to the Action or facts or allegations underlying the Action as described in this Agreement.

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c. Anderson is not releasing on his own behalf, or on behalf of his attorneys, DPWW’s obligation to pay Anderson’s attorneys’ fees under the separate Settlement Agreement and Confession of Judgment executed this same date as between DPWW, Anderson’s counsel, and Anderson. Only upon DPWW’s full and complete satisfaction of the terms of that separate Settlement Agreement will Anderson be deemed to have released DPWW from all claims and causes of action regarding the Company’s obligation to pay his attorneys’ fees in connection with this Action and the Davis Litigation.

6. Enforcement of Agreement.

a. It is expressly agreed and understood by the Parties that neither the releases nor any other provisions of this Agreement are intended to release the Parties from the obligations contained herein (or the separate Settlement Agreement executed this same date by Anderson, his counsel, and DPWW), and each Party to this Agreement hereby expressly reserves any claims arising solely out of the obligations created by this Agreement.

b. Each Party represents that it has not assigned or transferred or pwported to assign or transfer to any person or entity, any note, claim or cause of action arising out of or related to the matters released herein or any portion thereof or interest therein, and each Party agrees to hold the other harmless from and against any and all claims based on or arising out of any such assignment or transfer, or pwported assignment or transfer.

c. This Agreement has been duly executed and delivered and constitutes the valid and binding obligation of the Parties signing such Agreement.

d. This Agreement shall be binding upon and inure to the benefit of the representatives, successors or assigns of each Party.

7. Representations by DPWW. To the best knowledge ofDPWW, after due and reasonable inquiry, DPWW states and represents:

a. It is not aware of any facts, events, or circumstances which would materially impair its ability to make the full amount of the Payment, timely, as set forth in Article II, Paragraph 2(a) above.

b. It is not planning or intending, and knows of no facts, events, or circumstances which may cause it, to file any petition in Bankruptcy or seek any relief from a Bankruptcy court, seek appointment of a receiver, or make any assignment for the benefit of creditors.

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c. It knows of no facts, events, or circumstances by which any third party or creditor of DPWW may file a petition to place DPWW in involuntary bankruptcy, or seek to seize, foreclose upon, or collect against the assets of DPWW.

d. It is not planning or intending, nor has it taken any efforts toward, any dissolution, winding-up, merger, or reorganization, nor the sale, pledging, or transfer of all or substantially all of DPWW’s assets during the time period in which DPWW has agreed to make the payments described in Paragraph 2(a) above.

e. It has obtained all approvals and consents necessary to both enter into this Agreement and execute the Confession of Judgment set forth in Article Il, Paragraph 2 above.

f. It understands and acknowledges that the Representations set forth in this Paragraph are terms material to this Agreement on which Anderson is relying and would not enter into this agreement without such Representations.

8. Settlement of Disputed Claims. This Agreement constitutes a full, complete, and final settlement (according to the terms stated herein) of all disputed claims and liabilities claimed and denied. This Agreement effects the settlement of claims that are denied and contested, and the Parties agree that nothing contained herein shall be construed as an admission by any Party of any liability or fault of any kind to any other Party or to any other person or entity, all such liability or fault being expressly denied. Rather, each Party agrees to these terms and conditions because it recognizes the risks and costs inherent in the Litigation, and believes this Agreement is a prudent and reasonable way to control those risks and costs.

9. Integrated Agreement. This Agreement contains the entire agreement and understanding among the Parties regarding the matters set forth herein and supersedes all previous negotiations, discussions and understandings regarding such matters. The Parties acknowledge and represent that they have not relied on any promise, inducement, representation, or other statement made in connection with this Agreement that is not expressly contained herein. The terms of this Agreement are contractual and not a mere recital.

10. No Oral Modification. This Agreement cannot be altered, amended, or modified in any respect, except by a writing duly executed by the Parties.

11. Interpretation of Agreement. This Agreement shall be construed without regard to the Party or Parties responsible for its preparation, and shall be deemed to have been prepared collectively by the Parties. Any ambiguity or uncertainty arising herein shall not be interpreted or construed against any Party hereto on the basis that a Party prepared or drafted a particular provision of this Agreement.

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12. Choice of Law. The law of the State of Washington (without regard to its conflict of laws provision) shall govern the interpretation and enforcement of this Agreement.

13. Severability of Parts. If any portion, provision, or part of this Agreement is held, determined or adjudicated by any court of competent jurisdiction to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of the remaining portions, provisions, or parts.

14. Execution in Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be an original, but such counterparts together shall constitute but one and the same instrument and Agreement.

15  Confidentiality. The Parties and their attorneys recognize that this Agreement is confidential and confidentiality is a material provision of this Agreement in order to prevent damage to one or more of the Parties. The Parties agree, warrant, and represent that they will not disclose the terms of this Agreement to anyone other than (i) accountants, attorneys, and other financial consultants to obtain their advice concerning the settlement, and the Parties agree to advise their consultants that the information provided is strictly confidential; and (ii) to others in order to comply with court, agency, or other legal process, with advance written notice to the other Parties, subject to the requirements of Paragraph 16, below.

16. Notice Prior to Required Disclosure. If either Party receives any subpoena in any private civil matter purporting to require or compel information that is protected from disclosure under this Agreement, including paragraph 14 above, such party shall give counsel of record for the other Party-Mark David Hunter, Esquire, of Hunter Taubman Fischer & Li LLC on behalf of Respondent and Shane P. Cramer, of Harrigan Leyh Farmer & Thomsen LLP for Anderson-sufficient to allow counsel for the other Party a reasonable opportunity to intervene or appear before any disclosure is made.

17. Cooperation of Parties. The Parties agree to cooperate to accomplish the purpose of this Agreement and to execute any and all supplementary documents and to take all additional actions not inconsistent with the terms set forth in this Agreement that are necessary and appropriate to give full force and effect to the terms and intent of this Agreement.

18. Legal Capacity. The Parties represent, warrant, covenant and agree that:( a) each of them has the authority to enter into this Agreement and to fulfill and perform its obligations hereunder; (b) the persons signing this Agreement are competent and authorized to do so; (c) this Agreement is enforceable in accordance with its terms; and (d) the execution and delivery of this Agreement does not and will not conflict with, breach or result in the breach of any other agreement, document, ordinance, rule, regulation, judgment, order, injunction, decree, right, title or interest, lien, encumbrance, obligation, covenant, representation or warranty to which the Party has agreed or is subject.

19. Advice of Counsel. The Parties have been fully advised by their respective counsel as to the legal and binding effect of the general release and other Agreements provided herein and having been so advised, freely-and-voluntarily sign-this Agreement.

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IN WITNESS WHEREOF, the Parties and their counsel hereto have caused this Agreement to be executed.

/s/ Douglas Anderson	Date 5 – 11 - 17
Douglas Anderson

Diego Pellicer Worldwide, Inc.

By:	/s/ Ron Throgmartin	Date: May 12, 2017
Ron Throgmartin
Title:	Chief Executive Officer

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